CAPITAL MARKETS ASSURANCE CORPORATION AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1997

                                   (Unaudited)
                                       21


                             Capital Markets Assurance Corporation and Subsidiary
                                         Consolidated Balance Sheets
                                            (Dollars in thousands)

                                                    ASSETS

                                                                                  March 31, 1997    December 31,1996
                                                                                   (Unaudited)
-------------------------------------------------------------------------------------------------------------------
Investments:
Bonds at fair value (amortized cost $276,563 at March 31, 1997
and $294,861 at December 31, 1996)                                               $     273,096         $    297,893
Short-term investments (at amortized cost which approximates fair
value)                                                                                  37,903               16,810
-------------------------------------------------------------------------------------------------------------------
   Total investments                                                                   310,999              314,703
-------------------------------------------------------------------------------------------------------------------
Cash                                                                                     9,399                  371
Accrued investment income                                                                3,070                3,807
Deferred acquisition costs                                                              48,442               45,380
Premiums receivable                                                                      4,788                5,141
Prepaid reinsurance                                                                     18,703               18,489
Other assets                                                                             6,901                6,424
-------------------------------------------------------------------------------------------------------------------
   Total assets                                                                  $     402,302         $    394,315
===================================================================================================================
                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Unearned premiums                                                                $      68,838         $     68,262
Reserve for losses and loss adjustment expenses                                         12,528               10,985
Ceded reinsurance                                                                        2,163                1,738
Accounts payable and other accrued expenses                                             11,214                8,019
Current income taxes                                                                     1,301                  679
Deferred income taxes                                                                   13,784               15,139
-------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                   109,828              104,822
-------------------------------------------------------------------------------------------------------------------
Stockholder's Equity:
Common  stock - $1.00 par value per share;  15,000,000  shares  are  authorized, issued and outstanding at March 31, 1997 and
December 31, 1996                                                                       15,000               15,000
Additional paid-in capital                                                             208,475              208,475
Unrealized (depreciation) appreciation on investments, net of tax                      (2,253)                1,970
Retained earnings                                                                       71,252               64,048
-------------------------------------------------------------------------------------------------------------------
   Total stockholder's equity                                                          292,474              289,493
-------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholder's equity                                    $     402,302         $    394,315
===================================================================================================================

          See accompanying notes to consolidated financial statements.


       Capital Markets Assurance Corporation and Subsidiary
                 Consolidated Statements of Income
                            (Unaudited)
                      (Dollars in thousands)

                                     Three Months Ended      Three Months Ended
                                         March 31, 1997          March 31, 1996

Revenues:
Direct premiums written                  $    16,454             $    14,155
Assumed premiums written                         261                     874
Ceded premiums written                        (4,349)                 (1,910)
----------------------------------------------------------------------------
   Net premiums written                       12,366                  13,119
Increase in unearned premiums                   (363)                 (4,291)
----------------------------------------------------------------------------
   Net premiums earned                        12,003                   8,828
Net investment income                          4,702                   3,877
Net realized capital gains                     2,043                     149
Other income                                      43                      54
----------------------------------------------------------------------------
   Total revenues                             18,791                  12,908
----------------------------------------------------------------------------

Expenses:
Losses and loss adjustment expenses            1,543                   1,075
Underwriting and operating expenses            4,671                   3,978
Policy acquisition costs                       2,581                   2,064
----------------------------------------------------------------------------
   Total expenses                              8,795                   7,117
----------------------------------------------------------------------------
   Income before income taxes                  9,996                   5,791
----------------------------------------------------------------------------

Income Taxes:
Current income tax                             1,873                     664
Deferred income tax                              919                     823
----------------------------------------------------------------------------
   Total income taxes                          2,792                   1,487
----------------------------------------------------------------------------

   Net Income                            $     7,204             $     4,304
============================================================================

          See accompanying notes to consolidated financial statements.

              Capital Markets Assurance Corporation and Subsidiary
                 Consolidated Statement of Stockholder's Equity
                                   (Unaudited)
                             (Dollars in thousands)
                                                             Three Months Ended
                                                                 March 31, 1997
Common stock:
Balance at beginning of period .............................          $  15,000
                                                                      ---------
   Balance at end of period ................................             15,000
                                                                      ---------
Additional paid-in capital:
Balance at beginning of period .............................            208,475
                                                                      ---------
   Balance at end of period ................................            208,475

Unrealized (depreciation) appreciation
on investments, net of tax:
Balance at beginning of period .............................              1,970
Unrealized depreciation on investments .....................            (4,223)
                                                                      ---------
   Balance at end of period ................................            (2,253)
                                                                      ---------
Retained earnings:
Balance at beginning of period .............................             64,048
Net income .................................................              7,204
                                                                      ---------
   Balance at end of period ................................             71,252
                                                                      ---------

   Total stockholder's equity ..............................          $ 292,474
                                                                      =========

          See accompanying notes to consolidated financial statements.

              Capital Markets Assurance Corporation and Subsidiary
                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                             (Dollars in thousands)

                                                     Three Months Ended    Three Months Ended
                                                         March 31, 1997        March 31, 1996
------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                   $    7,204           $     4,304
------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
   Reserve for losses and loss adjustment expenses                1,543                   713
   Unearned premiums, net                                           576                 4,499
   Deferred acquisition costs                                    (3,062)               (2,397)
   Premiums receivable                                              353                    77
   Accrued investment income                                        737                  (220)
   Income taxes payable                                           1,541                   947
   Net realized capital gains                                    (2,043)                 (149)
   Accounts payable and other accrued expenses                    3,195                   287
   Prepaid reinsurance                                             (214)                 (208)
   Other, net                                                        78                    89
------------------------------------------------------------------------------------------------
         Total adjustments                                        2,704                 3,638
------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                      9,908                 7,942
------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Purchases of investments                                        (74,308)              (87,335)
Proceeds from sales of investments                               58,658                 6,158
Proceeds from maturities of investments                          14,770                73,280
------------------------------------------------------------------------------------------------
   Net cash used in investing activities                           (880)               (7,897)
------------------------------------------------------------------------------------------------
Net increase in cash                                              9,028                    45
Cash balance at beginning of period                                 371                   344
------------------------------------------------------------------------------------------------
   Cash balance at end of period                             $    9,399           $       389
================================================================================================
Supplemental disclosures of cash flow
information:
Income taxes paid                                            $    1,250           $       525
================================================================================================

          See accompanying notes to consolidated financial statements.

              Capital Markets Assurance Corporation and Subsidiary Notes to Unaudited Consolidated Financial Statements
                                 March 31, 1997


1.       Background
         Capital Markets Assurance Corporation ("CapMAC") is a New York-domiciled monoline stock insurance company which engages only in the business of financial guaranty and surety insurance. CapMAC is a wholly owned subsidiary of CapMAC Holdings Inc. ("Holdings"). In early 1997, CapMAC made an investment of 50 million French francs (approximately 10 million U.S. dollars) in CapMAC Assurance, S.A., an insurance subsidiary to be established in Paris, France. CapMAC Assurance, S.A., is licensed to write financial guarantee insurance in the European Union member states.

         CapMAC is licensed in all 50 states in addition to the District of Columbia, the Commonwealth of Puerto Rico and the territory of Guam. CapMAC insures structured asset-backed, corporate, municipal and other financial obligations in the U.S. and international capital markets. CapMAC also provides financial guaranty reinsurance for structured asset-backed, corporate, municipal and other financial obligations written by other major insurance companies.

         CapMAC's claims-paying ability is rated triple-A by Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Duff & Phelps Credit Rating Co., and Nippon Investors Service, Inc., a Japanese rating agency. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies.

2.       Basis of Presentation
         CapMAC's consolidated unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the CapMAC's financial condition, results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 1997 may not be indicative of the results that may be expected for the full year ending December 31, 1997. These consolidated financial statements and notes should be read in conjunction with the financial statements and notes included in the audited financial statements of CapMAC as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996.
                                       26